Exhibit 99.1

Press Release

Vuzix Reports Record Smart Glasses Revenues and

Provides Business Outlook

Vuzix smart glasses revenues for the third quarter increased 156% year-over-year

ROCHESTER, N.Y., November 9, 2020 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its third quarter results for the period ended September 30, 2020.

“Our third quarter 2020 revenue grew 140% over the comparable 2019 period largely due to our core enterprise smart glasses business. The worldwide coronavirus outbreak has impacted the day-to-day operations of many enterprise customers across numerous market verticals, including healthcare, manufacturing, logistics and field service, and has furthered adoption and overall acceptance of smart glasses within business operations. We delivered a record $2.7 million of Vuzix smart glasses in the quarter, an increase of 156% year-over-year and up 15% sequentially over our previous record achieved in our second quarter of 2020, primarily driven by both follow-on orders from existing customers and interest from new customers to support their business operations. Healthcare, including telemedicine and telehealth solutions related to patient care, training and surgery, as well as supporting healthcare companies like medical device manufacturers that have active equipment installations in hospitals and medical facilities, continued to be an important new business segment for Vuzix in the quarter,” said Paul Travers, President and CEO of Vuzix.

“The third quarter was also an active period for our OEM business group; we negotiated an engineering services project with a new major defense company that commenced in early October along with phase 2 project work with an existing major defense company. We are also working actively on advancements of our next generation near eye waveguide and micro-display technologies,” continued Mr. Travers.

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the three months ended September 30, 2020 and 2019, respectively:

	For 3 Months Ended September 30
	($ in 000s except per share numbers)
	2020	2019
Sales:
Sales of Products	$2,686	$1,059
Sales of Engineering Services	93	100

Total Sales	2,779	1,159

Total Cost of Sales	2,431	1,390

Gross Profit (Loss)	348	(231)

Operating Expenses:
Research and Development	1,874	2,337
Selling and Marketing	936	776
General and Administrative	1,635	1,549
Depreciation and Amortization	635	629
Impairment of Patents and Trademarks	16	-

Total Operating Expenses	5,096	5,290

Loss from Operations	(4,748)	(5,521)

Total Other (Expense) Income	(13)	45

Net Loss	(4,761)	(5,477)
Loss per Common Share	$(0.13)	$(0.18)

Third Quarter 2020 Financial Results

For the three months ended September 30, 2020, total revenues increased to $2.8 million versus $1.2 million for the comparable period in 2019. The increase was driven by higher sales of Vuzix smart glasses products, which rose $1.6 million or 156% year-over-year.

There was an overall gross profit of $0.3 million for the three months ended September 30, 2020 as compared to a gross loss of $0.2 million for the same period in 2019.

Product gross margins before overheads and other items averaged 47% of sales in the 2020 period as compared to 36% in the prior year’s period. The improvement was primarily the result of higher margins earned on M400 smart glasses in the third quarter of 2020 versus those earned on the M300 series for the same period in 2019.

Research and Development (R&D) expense was $1.9 million for the three months ended September 30, 2020 compared to $2.3 million for the comparable 2019 period, a reduction of approximately 20%. The decrease in R&D expense was primarily due to reduced external consulting fees related to Blade software development as well as lower overall new product research and development costs.

Selling and Marketing (S&M) expense was $0.9 million for the three months ended September 30, 2020, versus $0.8 million the comparable 2019 period. The increase in S&M expense was primarily due to higher salary and stock-based compensation expenses.

General and Administrative (G&A) expense for the three months ended September 30, 2020 was $1.6 million, versus $1.5 million the comparable 2019 period. The increase in G&A expense was primarily due to higher stock-based compensation expenses.

The net loss attributable to common stockholders after accrued preferred share dividends for the three months ended September 30, 2020 was $5.3 million or $0.13 cents per share versus a net loss of $6.0 million or $0.18 for the same period in 2019.

The net cash operating loss after adding back non-cash items for the third quarter of 2020 was $3.0 million as compared to $4.5 million for third quarter of 2019, a decrease of 33%. As of September 30, 2020, the Company maintained cash and cash equivalents of $24.9 million and an overall working capital position of $31.0 million.

Management Outlook

“The COVID-19 Pandemic has become a catalyst for much broader acceptance of enterprise smart glasses, resulting in shorter evaluation periods and increased customer adoption,” said Mr. Travers. “The healthcare, field service and manufacturing sectors, which were all important growth contributors in our third quarter, continue to show strength and we expect these segments to remain robust growth drivers for the Company over the remainder of 2020 and beyond. To this point, our fourth quarter is off to a great start with October sales of smart glasses being the highest single month of such sales we’ve ever recorded. As a result, today we believe we are in a strong position to deliver continued smart glasses revenue growth in our fourth quarter.”

“We are equally optimistic about our OEM and Engineering Services business as we are now working on deliverables against five active programs. These programs collectively represent more than $700,000 of contractual commitments, a substantial portion of which we expect to realize as revenue during our fourth quarter. Additionally, we anticipate advancing some of these programs towards supply and production agreements of our customized waveguide-based HMDs and HD display engine products in the near future,“ added Mr. Travers.

Conference Call Information

Date: Monday, November 9, 2020

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 800-931-5132

Dial-in Number for International Callers (Outside of the U.S. & Canada): 212-231-2912

The conference call will be also broadcast live and available for replay here and via the investor section of the company’s website at https://ir.vuzix.com/

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the third quarter ended September 30, 2020.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on November 9, 2020, at approximately 5:30 p.m. (ET). To access this replay, please dial 844-512-2921 within the U.S. or Canada, or 412-317-6671 for international callers. The conference ID# is 21971579.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 179 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2020 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website, Twitter and Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com